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                                   EXHIBIT 99

                                                              [WISER LETTERHEAD]


March 27, 2002


Securities and Exchange Commission
Washington, DC 20549

Re:  Temporary Note 3T letter

Ladies and Gentlemen:

     Please be advised that Arthur Andersen LLP ("Andersen") has audited the Consolidated Balance Sheets of The Wiser Oil Company and Subsidiaries as of December 31, 2001 and 2000, and the related Consolidated Statements of Income, Changes in Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 2001. By letter dated March 27, 2002, addressed to the Audit Committee of the Board of Directors of The Wiser Oil Company, Andersen, pursuant to the requirements of Securities and Exchange Commission Release Nos. 33-8070 and 34-45590, represented that their audit of The Wiser Oil Company was subject to the Arthur Andersen's quality control systems for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

                                        Sincerely,

                                        /s/ George K. Hickox, Jr.

                                        George K. Hickox, Jr.
                                        Chief Executive Officer